Chico's FAS, Inc.	CHS	Q4 2017 Earnings Call	Feb. 28, 2018
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PARTICIPANTS

Corporate Participants

Julie F. Lorigan – Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.
Shelley G. Broader – President, Chief Executive Officer & Director, Chico’s FAS, Inc.
Todd E. Vogensen – Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.
Other Participants

Kimberly Conroy Greenberger – Analyst, Morgan Stanley & Co. LLC
Susan Anderson – Analyst, B. Riley FBR, Inc.
Randal J. Konik – Analyst, Jefferies LLC
Pamela Mia Quintiliano – Analyst, SunTrust Robinson Humphrey, Inc.
Simeon Avram Siegel – Analyst, Nomura/Instinet
Paul Lejuez – Analyst, Citigroup Global Markets, Inc.
Brian Jay Tunick – Analyst, RBC Capital Markets LLC
Paul Trussell – Analyst, Deutsche Bank Securities, Inc.
Janet J. Kloppenburg – Analyst, JJK Research
Dana Lauren Telsey – Analyst, Telsey Advisory Group LLC
Roxanne Meyer – Analyst, MKM Partners LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome to the Chico’s FAS Fourth Quarter 2017 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions]

I would now like to turn the conference over to Julie Lorigan, Vice President of Investor Relations, Public Relations and Corporate Communications. Please go ahead, ma’am.

Julie F. Lorigan, Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.

Thanks, Rocco, and good morning, everyone. Welcome to Chico’s FAS fourth quarter earnings conference call and webcast. Joining me today at our National Store Support Center in Fort Myers, are Shelley Broader, our Chief Executive Officer, and Todd Vogensen, our Chief Financial Officer.

Our earnings release issued today can be found on our website at www.chicosfas.com under Investor Relations, Press Releases. Let me caution you that today’s comments will include forward-looking statements about our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, which speaks only as of today’s date. You should not unduly rely on forward-looking statements. Important factors that could cause actual results or

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Chico's FAS, Inc.	CHS	Q4 2017 Earnings Call	Feb. 28, 2018
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events to differ materially from those projected or implied by our forward-looking statements are included in our earnings release issued this morning, in our SEC filings, and in the comments that are made on this call. We disclaim any obligation to update or revise any information discussed in this call, except as maybe otherwise required by law.

And with that, I will turn it over to Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thank you, Julie, and good morning, everyone. I am pleased to report that we’ve made significant progress in 2017 in strengthening the company’s competitive position, as well as the marketing position of each of our brands. At the brand level, changes made by new leadership are driving positive results, as you will hear today. New merchandising and customer engagement strategies are enabling us to better connect with our customer base and drive sales. Indeed, we finished the year with a strong bottom line, improvement in consolidated comp sales, and with signs of positive momentum within our brands. The operational initiatives we executed during the year, including improvements in how we source, market and sell our products resulted in meaningful cost savings, substantial cash flow, and enhanced merchandise margin. We are operating more efficiently and more effectively. With a solid foundation now in place, a healthy balance sheet and powerful customer insights to guide us, we are focused on building sustainable revenue streams and pursuing other opportunities that will open new channels of distribution for us, and will be beneficial to our business. We are excited about this year, and our ability to deliver enhanced value creation. But before we look ahead, let’s turn to our fourth quarter results.

We are pleased to report earnings of $0.22 per share, which includes $0.08 per share of tax benefit related to the new tax reform act. This result was a solid beat to last year and exceeded our expectations. Our better-than-anticipated sales performance was driven by traction in our omni-channel initiative and operational and merchandise improvement. Our results also reflect cost benefits resulting from our sourcing and supply chain realignment. Comparable sales for the fourth quarter were down 5.2%, in line with the upwardly revised outlook we disclosed on January 8, and represent a sequential improvement from the third quarter. We are pleased with the continued strength in full price selling. Particularly at the Chico’s brand, where performance was driven by product improvement, change in cadence of merchandise deliveries, and good inventory management. We are also starting to see real benefits from our sourcing initiative, which Todd will talk more about shortly.

Based on these factors, our fourth quarter merchandise margin increased significantly compared to last year. We realized a 220-basis-point expansion in gross margin over last year, which was well above our expectations. As you know, we’ve been implementing a number of strategies to drive new customer acquisition and sales, including the continued expansion of our special sizes. During the quarter, petites generated greater than $5 million in incremental sales in Chico’s and at White House Black Market combined.

In October, we executed an online launch of plus sizes at the Chico’s brand, and the initial results are encouraging. We will continue to test this concept and look to roll out extended plus sizes in the Chico’s brand online and into select stores this fall. Last quarter, we announced Chico’s Off The Rack as a new online outlet channel. We are pleased with this new channel, which has been an early success for us. We are also broadening our omni-channel foundation. In the fourth quarter, we expanded our gift card penetration to over 40,000 locations and online. We are encouraged with our results, which are in line with our expectations.

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Chico's FAS, Inc.	CHS	Q4 2017 Earnings Call	Feb. 28, 2018
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Our enhanced locate tool continues to be a solid sales driver and an efficient merchandise manager. This tool enables us to ship merchandise from an in-store order directly to the consumer, either from our distribution center or through another store. Orders using our locate tool are growing and increased over $14 million in fiscal 2017 over the prior year. We are adding functionality to this tool and expect to pilot endless aisle in the second half of 2018, which will connect with our inventory management system and enable purchase online and ship from store, furthering our goal to utilize our store fleet as a sales, return, and distribution hub for our customers.

Our d-comm business in the fourth quarter and throughout the year was healthy and continues to be an accretive growth vehicle for our company. We see the future as the intersection of the physical and digital experience for our customers, and we are investing in harmonizing those experiences.

Now, let me provide more detail on the actions we’re taking and the positive results we’re achieving in our brands, starting with Chico’s. Chico’s continues to drive more meaningful performance improvement, reflecting the influence of Diane Ellis and her team. Fourth quarter comparable sales improved sequentially and year-over-year UPTs and conversion were also both positive. These encouraging results reinforce our belief that we’re delivering what our shopper wants, a more appropriate selection of fashion basics that compliment her body and align with her lifestyle. Product winners throughout the holiday and early spring season include denim, Travelers, activewear, and woven tops. Going forward, we see an opportunity to offer more wear-to-work assortments and a greater variety in pants styles.

As we enter 2018, Chico’s brand is focused on customer acquisition and driving sales. Recent results suggest that our merchandise changes are resonating and we believe it is time to step up our marketing investment and to kick off the year with a brand refresh. Our #HowBoldAreYou campaign was launched on February 20. It reflects what our own customers have told us and aims to celebrate women and inspire them to grow bolder as they grow older. Based on customer feedback, as part of the brand refresh, Chico’s has renewed its focus on the importance of print, recalling its artisanal heritage with bold colors, silhouettes for a range of body shapes and practical solutions. We are marketing the brand with a cohesive point of view across all consumer touchpoints. And some of the new products will be prominently featured in the March issue of O Magazine. We look forward to updating you as our refresh campaign continues.

Turning to White House Black Market, David Pastrana joined us in January as White House Black Market Brand President and he has hit the ground running. His team is making progress and delivering customer favorites, including polished wear-to-work styles and a better balance of black and white, much of which was featured in our January product set. While this delivery was a small capsule, it performed particularly well, and we believe it is a key indicator that the team is moving in the right direction. Within this capsule, we introduced the soft suit, a very classic style of blazer and pants, with an innovative, double-bonded stretch knit fabric. It’s a true winner with our customers and the team will be bringing the fabric forward into more colors and more styles.

While we’re encouraged by these early results, there’s still much work to be done to reposition this brand. David and his team are actively applying the operational learnings from the Chico’s brand, including faster cycle times, and we look forward to seeing more of David’s influence and an improved performance in the back half of the year.

Moving to Soma, while we did see early positive response to our holiday floor set, overall fourth quarter performance did not meet our expectations. We went into the season focused on sleep, and saw good response to separates. But our assortment in PJ sets was too limited and did not offer the right print and color options to appeal to our customers.

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Chico's FAS, Inc.	CHS	Q4 2017 Earnings Call	Feb. 28, 2018
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In the solutions category, demand for our Vanishing Back bra was healthy, but sales in the Embraceable bra and Cool Nights were softer than anticipated. Mary van Praag joined us as Brand President in the fall, and she and her team have been actively working the brand and making operational improvements. From a merchandise perspective, the team remains focused on key initiatives, including redefining the core franchise and emphasizing solutions, including the Vanishing Back bra, Vanishing Edge panty, and Cool Nights sleepwear. We are also refining our loungewear offering.

While we expect Mary’s work to improve top-line results, we are pleased that the 2017 cost management of the brand, operational improvement, and a shift to digital marketing resulted in Soma’s most profitable year ever. These disciplined improvements position Soma for top line growth in the back half of the year. To support our efforts at Soma, we are increasing our marketing spend for the 2018 year, and will be airing responsive TV ads in March to kick off the spring season. We are also testing a new and innovative bra at selected stores, which has been generating very good feedback and we expect to launch this fall.

Before we turn to Todd’s financial review, let me comment on three new growth opportunities, which we anticipate will collectively drive increased brand awareness and new customer acquisition. We believe these opportunities have the potential to be financially meaningful revenue contributors over time, while they have minimal implementation costs.

Let me start with cruise, which we previously communicated was an opportunity we intended to pursue. In the fourth quarter, we entered into a wholesale agreement with Princess Cruises, as well as Starboard Cruise Services, to test Chico’s brand merchandise on select cruise ships. Thus far, the results have been positive. We are negotiating definitive agreements with both Princess and Starboard, and anticipate increasing our ship count throughout the year. In addition, we’re discussing the option of adding White House Black Market merchandise and Soma PJs in the future. This is our first wholesale agreement and will be accretive to our expected 2018 results.

Next, we’ve recently announced our partnership with ShopRunner, a member-only service for online shoppers that offers free two-day shipping and free returns. This partnership will give us access to ShopRunner’s 7 million active members, very few of whom are already in our customer file. These members will have the opportunity to purchase from all three brands. We are on track to launch this new online channel before the end of March.

We’ve also talked about airports as a new business channel to bring our brands to several domestic airports. We expect to be up and running with our first concept in the fourth quarter of this year. Brand mix will vary airport to airport, but we anticipate that there will be an assortment of Chico’s, White House Black Market and Soma product. This includes the potential for new store formats, such as co-locating two or three of our brands in a single space. We will continue to talk about growth opportunities as the year progresses.

In conclusion, we are pleased to finish the year with solid performance and strong momentum heading into 2018. We laid out a turnaround plan two years ago to strengthen our brand positions, build our growth platforms and enhance the customer experience, leverage actual retail science, and achieve operational excellence. Thanks to our dedicated team of associates, we are nearing completion of those first two phases of our three-phase turnaround plan. Specifically in phase one we analyzed and diagnosed the problems across the company. In phase two, we developed a corrective action plan around organizational structure, operating efficiencies, and product life cycle. And we have an exciting year ahead of us, and are now poised to successfully execute on our third phase of driving sustainable profitable growth and value creation for the long-term.

I’m so proud of our achievements and the success thus far, and I continue to be confident in our future. Now, I’ll turn the call over to Todd for more details on our financial results.

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Chico's FAS, Inc.	CHS	Q4 2017 Earnings Call	Feb. 28, 2018
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Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.

Thanks, Shelley, and good morning, everyone. Our fourth quarter performance continues to demonstrate our commitment to delivering on the successful execution of our strategic initiatives. We believe we are gaining traction in our business and exceeded our expectations on the top and bottom line. Our comparable sales trend improved, and we saw meaningful expansion in both merchandise margin and gross margin. We beat last year’s earnings per share, reporting $0.22, which includes $0.08 of U.S. tax reform benefit, and compares to last year’s $0.10 per share.

We exited the year with clean inventory, down 6.5% to last year, excluding the impact of the changes in shipping terms for a major vendor. We continued to tightly manage receipt, which enabled us to improve merchandise margin, through controlled promotions, and reduce average unit costs.

Our fourth quarter SG&A expenses were in line with expectations or approximately flat to last year, after incorporating costs for the 53rd week. During the year, we remained steadfast in driving cost savings and implementing our operating efficiencies across the company. To that end, on a full year basis, SG&A declined $56 million. As previously stated, the major portion of cost savings in 2018 will come from our supply chain and sourcing initiatives. Specifically, with the realignment of our sourcing and supply chain organization complete, we entered fiscal 2018 in a much better position to leverage fabric positioning across our brands and to continue consolidating our vendor list.

In 2017, we saw a steady decline in average unit cost, and we expect that trend to continue this year. We anticipate additional savings in cost of goods sold in 2018 in the range of $30 million to $40 million. We ended the year with a strong balance sheet and $220 million in cash and short-term investments, and $69 million in debt. Also notable, we generated $118 million in free cash flow in 2017, which marks the ninth consecutive year of free cash flow of approximately $100 million or more.

Our capital allocation strategy continues to emphasize value creating investments and capital returns. 2017 capital expenditures totaled $49 million, mostly comprised of investments in existing stores and technology. In the fourth quarter, we opened five new stores and closed 19. For the year, we opened seven new stores and closed 48 stores. In fiscal 2018, we’re planning to close approximately 50 stores, while taking advantage of select short-term lease extensions where possible. As we previously indicated, three quarters of our leases are up for lease actions over the next three years. And we continue to actively pursue opportunities to enhance our portfolio and negotiate more favorable terms.

Also in the fourth quarter, we returned $12.2 million to shareholders through share repurchase and dividends. For the year, we returned nearly $70 million to shareholders. We entered 2018 with $136 million outstanding under our share repurchase authorization announced in November 2015. Last week, we announced that our board of directors declared a 3% increase to our per share quarterly cash dividend. This represents the eighth annual increase since the dividend was established in 2010.

Next, I’ll update you on our financial outlook for 2018. We expect comparable sales to decline in the low single digit-range compared to last year. From a brand perspective, we anticipate that momentum in the Chico’s brand will build throughout the year. With the progress that White House Black Market and Soma are making in enhancing their merchandise assortments, we anticipate more meaningful comparable sales improvement for both brands in the second half of the year,

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Chico's FAS, Inc.	CHS	Q4 2017 Earnings Call	Feb. 28, 2018
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compared to the first half. We’ll continue to tightly manage inventory and have planned receipts slightly below our sales expectations in fiscal 2018. We do have the ability to chase, if demand warrants. We expect gross margin expansion of approximately 125 basis points to 150 basis points compared to fiscal 2017.

While we’re planning SG&A spending to be approximately flat to last year, we have planned increases in marketing investments across the three brands, primarily in the first and third quarters. As a result, we anticipate that first quarter results will be slightly below last year. We anticipate a more normalized level of capital expenditures of $70 million to $80 million in 2018 as we continue to invest in existing stores and technology to advance our priority to evolve the customer experience.

In conclusion, we believe that we are well positioned for a profitable growth. Our merchandise assortments are improving, we’re investing in marketing to drive traffic and sales, and we continue to closely manage our costs and inventory. We are a financially-solid company, actively addressing our current customers’ needs and ready to fuel new customer acquisition and incremental growth in our business. Now, I’ll turn the call back over to Julie for Q&A.

Julie F. Lorigan, Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.

Thank you, Todd. At this time, we’d be happy to take your questions. In the interest of time and consideration to others, please limit yourself to one question. And now I’ll turn it back over to Rocco to begin.

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Chico's FAS, Inc.	CHS	Q4 2017 Earnings Call	Feb. 28, 2018
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Today’s first question comes from Kimberly Greenberger of Morgan Stanley. Please go ahead.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Great, thank you. Good morning. Very exciting new financial opportunities that you outlined today. I wanted to ask about CapEx as my question. Todd, I think you just said $70 million to $80 million in CapEx. 2017, I think, came in around $50 million. And so, I’m just wondering if you can compare and contrast the way the 2017 CapEx was spent and what you’re looking to spend on in 2018, and sort of where the delta is. Thanks so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure, thanks Kimberly. In 2017, with our top line results being what they were, we really looked at where we could manage our CapEx more effectively. And so that did result in our total CapEx being below the overall outlook that we had provided at the beginning of the year. $70 million to $80 million is what we consider are our normalized level of CapEx. And the split of it will be very similar to what we’ve talked about; investing in both technology as well as investing in our existing store fleet to make sure that we keep that fleet fresh and relevant. So, the combination of the two does get us to that $70 million to $80 million. It is a similar composition to what we’ve talked about before. And within technology in particular, very focused on what those initiatives are that will carry us into the future and continue to drive that sales growth.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Thanks, Todd.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Kimberly.

Operator: And our next question today comes from Susan Anderson of B. Riley FBR. Please go ahead.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Hi. Good morning. Congrats on a nice quarter. I was wondering if you could talk about just the gross margin result, which was very impressive. What drove the upside versus your original expectations? And then I guess as you look out to 2018, in your gross margin guidance, it sounds like you expect to kind of pull back on promotions a little bit more. Does that entail lower clearance or lower full price promotions? Maybe just how we should think about that. Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Susan. For 2017 and Q4, you’re right, we had a great quarter in terms of our gross margin. And it was a quarter where a lot of things came to fruition for us. Certainly on the promotions side, we really took advantage of those traffic-driving periods, to be very selective in our promotions and to drive traffic and transactions that really resulted in those sales being better than our original expectations. And so that is something that will be, obviously, a part of the program going forward, something we’re very focused on, which is making sure that we have the most effective promotions possible.

At the same time, we’re very focused on our sourcing and supply chain initiatives that Shelley mentioned earlier. We are looking within our overall cost of goods sold and average unit cost to manage those costs more effectively, making sure that we are getting the most out of what we’re spending with each unit. So, we are – and I want to emphasize this – we are not looking to take quality out of our product. We’re looking to get the most efficient buys that we can. And so that will involve looking for leverage within current vendors, as well as the product life cycle changes we’ve talked about where we can get more longevity out of our core basics and have more full price sales in those basics.

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Chico's FAS, Inc.	CHS	Q4 2017 Earnings Call	Feb. 28, 2018
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<A – Shelley Broader – Chico’s FAS, Inc.>: So, Susan, one way we look at gross margin is really what Todd said, leverage, longevity and promotion. And we put a lot of emphasis on the shared service aspect of Chico’s FAS and we’re now at that point of having a single product lifecycle cadence for all three brands that we’ve talked about and being able not only to plug additional channels into that single product life cycle but also to leverage our size and scale with factories, with fabric, with talent. And then this concept of we were competing against each other to clear product was causing some of that margin erosion. And now that we’ve got more longevity in full-priced items along with much smarter promotions are really how we’re going after that gross margin.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Great, that’s very helpful. Thanks so much. Good luck next quarter.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Susan.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you.

Operator: And, ladies and gentlemen, our next question today comes from Randy Konik of Jefferies. Please go ahead.

<Q – Randy Konik – Jefferies LLC>: Yeah, thanks a lot. So, the most compelling, I think, metric I noticed in the release is this inflection in the transaction count. The transaction count is flat in the quarter. For the year, it was down. So, there’s an inflection there, and despite an improved merchandise margin. So, it paints a picture of improved product acceptance and I guess assume improved visits by existing customers and I guess acquisition of new customers.

So, can you give us some kind of flavor around that? And maybe parse out how the traffic performed by division. I’m assuming it’s probably the best at Chico’s, given the comp. But I just want to try and get a little bit more color around this transactional metric because I think it is an important metric, especially considering the nice lift in merchandise margin you received or saw in the quarter.

<A – Shelley Broader – Chico’s FAS, Inc.>: So, Randy, thank you for the question, and for your astute observation. I’ll start on that and then I’ll turn it over to Todd. You’re correct. And one of the reasons we talked a lot about Chico’s leading the way and White House Black Market and Soma following closely behind is that Chico’s was first to finish their brand positioning, alter their fashion pyramid to exactly what our customer has been asking for, wants and needs, and to market to them successfully.

So, the acceptance of the new, much more on-brand product at Chico’s is what you’re seeing reflected in those numbers. And certainly both White House Black Market and Soma have solidified their brand positioning and are now operationalizing that on the back of the learnings that we’ve had at Chico’s. And so some of those early shoots from White House, like the last capsule, tell us that we’re on a similar trajectory there and are looking forward to that.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right.

<Q – Randy Konik – Jefferies LLC>: Helpful. And then, just, Todd, would you be able to parse out the transactional by division or...

<A – Todd Vogensen – Chico’s FAS, Inc.>: We typically don’t go quite that far, but what I will tell you is that we talked about in previous quarters when we look at products and product acceptance, the two key metrics we continue to look at are transactions and units per transaction. So, when she

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Chico's FAS, Inc.	CHS	Q4 2017 Earnings Call	Feb. 28, 2018
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comes into the store, is she buying? And then, when she’s buying, is she buying more units than last year? And both of those were positive for us this year. So, like Shelley said, it’s early indication that that brand positioning work that we worked on in Chico’s is very much starting to come to fruition for us.

<Q – Randy Konik – Jefferies LLC>: Got it. Thank you.

Operator: And our next question today comes from Pamela Quintiliano of SunTrust. Please go ahead.

<Q – Pam Quintiliano – SunTrust Robinson Humphrey, Inc.>: Great. Thanks so much for taking my question, guys. And congratulations on the progress. So, just regarding Chico’s, is it a new or a lapsed customer who’s coming in and shopping? Has the message got out yet that the product has changed and evolved and improved? And I guess the same thing just with the White House Black Market, the new collection, who are you seeing coming in and responding favorably to it?

And then, just also on White House Black Market, can you remind us, it seems like David’s scaling pretty quickly. His impact as the years will progress and when his first full collection should be hitting stores? Thanks so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So, I’ll take the customer question first and then hand it over to Shelley. In terms of customers, as you can imagine, it’s not a light switch, when you have overall product improvement. So, we are seeing both lapsed customers as well as active customers driving, in the short term, a lot of that growth. Now, a lot what we’ve planned, Shelley talked about additional marketing going in for 2018, is to really shout out to overall consumers that would be existing, lapsed, as well as new customers, some of the refresh that we’re seeing within the Chico’s brand, and how the appeal for that merchandise really should be more on target with what we are targeting for our customers. So, there’s kind of a natural progression there. And something based on the encouraging initial signs that we are going be taking advantage of.

<A – Shelley Broader – Chico’s FAS, Inc.>: And then with regards to White House, you’re correct. David’s been here, I think, all of 30 days, I think at the most, and he has really hit the ground running. And, as you know, there are several aspects of running a brand the size of White House Black Market and certainly product and fashion is at the forefront, but also financial acumen and operational excellence. And you can see, even in David’s early weeks, just his ability to get operational efficiencies and excellence out of that business early on has been encouraging.

And as I’ve built the management team, starting with Diane Ellis, each one of the executives brings their own specific strength and skillset to share with FAS. And Diane is an incredible strategist, leader and brand builder. And those skills haven’t gone solely used on Chico’s, right? That’s also been used at White House Black Market and Soma. And with David, with his art background, his fast fashion expertise, and his understanding of operations, those have been immediately implemented, not only into his own brand, but are always having influence and effect on our supply chain decisions with Chico’s and with Soma as well. And bringing Mary in, who is much more of a digital native, has an intimate consumer experience through health and beauty, and has built businesses solely digitally, you can see the improvements that we’ve had in Soma, and now in other brands utilizing the digital knowledge that she has. So, all three of our leaders’ specific skillset being utilized to help all three brands.

And so, with the cycle of fashion, and David only being here a month, you’ll certainly see his influence on the financial aspects of the brand and the marketing and cadence of the brand, but it takes some time before he can fully get his influence on the fashion side of that business. Although, his belief in where the brand is heading and the way the brand position was built, is in lockstep with where we were going previously. So, we shouldn’t skip a beat on a scrape and rebuild there.

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Chico's FAS, Inc.	CHS	Q4 2017 Earnings Call	Feb. 28, 2018
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<Q – Pam Quintiliano – SunTrust Robinson Humphrey, Inc.>: Great. Thanks so much. Best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: [Operator Instructions] Today’s next question comes from Simeon Siegel of Nomura Instinet. Please go ahead.

<Q – Simeon Siegel – Nomura/Instinet>: Thanks. Hi, guys. Good morning, and congrats on the margin improvement.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks.

<Q – Simeon Siegel – Nomura/Instinet>: Todd or Shelley, could you quantify Q4’s AUC improvement versus, I think you suggested the AUR was down. Maybe just help contextualize the lower average dollar sale comment versus the gross margin improvement?

And then, Todd, can you just talk about the flat SG&A growth embedded against the low single digit comp decline? So, you mentioned marketing, but can you elaborate on the puts and takes within the OpEx for the year? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. Sure. So, first, on gross margin. It really is a mix. So, what you will see is both our overall average dollar sales going up, as well as AUC or average unit cost going down. On the ADS side, we have continued to be more targeted in our promotions. You do have some mix impacts in there that continue to cause a little bit of funkiness in the overall metric. But promotions are certainly something that is more effective. And as we’ve managed our inventories tighter, we really have that ability to be very focused in our promotions. And then the other aspect of it is just plain being more effective in our end of season management. So we’ve found that things that go to that next step beyond full price to clearance, we can be much more targeted and less – have less depth in the amount of discount and that’s really helped to overall drive our price.

In terms of average unit costs, we talked about some of the things that are coming through in supply chain and sourcing from a longevity leverage and promotions, and all of those are really starting to come to fruition. We’re seeing early results. I think initially we had said 2018 was going be the target. The group has been very active in pushing those opportunities. And it really has started to come through early for us.

In terms of flat SG&A, you’re right. We’re continuing to look for and find opportunities. And those can go across everything from just plain being more efficient in our stores, maintaining our high service level, but being more efficient, to our shared services infrastructure here. And just plain leveraging the fact that we do have three brands and we can leverage that shared service center to help drive cost savings.

The flip of that is, with some of the positive initial indicators we’re seeing in Chico’s, we are going to invest behind it in marketing. We do want to shout out to not only our current customers, but potential new customers, the great trends that we’re seeing. And make sure we’re capturing those customers to the extent possible.

<Q – Simeon Siegel – Nomura/Instinet>: Perfect. Thanks, guys. Best of luck for the year.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Simeon.

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<A – Shelley Broader – Chico’s FAS, Inc.>: Thanks, Simeon.

Operator: And today’s next question comes from Paul Lejuez of Citi. Please go ahead.

<Q – Paul Lejuez – Citigroup Global Markets, Inc.>: Hey, guys. Sorry if I missed it, but, Todd, could you give any update on store closing plans by brand for 2018, even beyond that? And anything new to share on sales transfer rates from the stores that you closed this past year? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. Thanks, Paul. First, on the store closings by brands. So, we have seen over the last few years those do tend to be focused on Chico’s and White House, which is natural, given the stages of growth for Soma. We are continuing to look at all of those lease actions and make sure that we’re getting the appropriate balance between lease terms as well as lease rates. And so as we go forward, you may see a little bit more of a balance between the brands, but it should continue to be predominantly White House and Chico’s.

In terms of sales transfer, same as what we said before. We initially saw, as we had more suburban closures, a great amount of sales transfer between the brands as we’ve gotten – or between stores that are closing and existing stores.

As we’ve gotten further into our program, as we have more what I would call more remote stores, that piece of the store closures sees lower rate of transfer, not surprisingly. And we still see good transfer out of our suburban stores. So the natural rate of transfer has come down a bit. But especially for those suburban stores, continues to be very strong.

<Q – Paul Lejuez – Citigroup Global Markets, Inc.>: Todd, can you quantify that transfer rate? And also just one follow-up. What’s the leverage point on occupancy for 2018?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure, so on store transfers, as we get into the program further and further, we’ll look to quantify that. Probably a bit early. I think, we learned our lesson with getting out there too early with numbers before. And so we’ll continue to let that mature and come back to you with more quantification later. And your other question was what it takes to leverage occupancy?

<Q – Paul Lejuez – Citigroup Global Markets, Inc.>: Yeah, for FY 2018, just looking at that fourth quarter leverage, yeah, just what it was for 2018.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So we are looking at a low single digit comp to leverage occupancy. We continue to drive occupancy costs down at a greater rate than our closures. And expect that to continue. So low single digit negative comps is that leverage point for us.

<Q – Paul Lejuez – Citigroup Global Markets, Inc.>: Great. Thanks. Good luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: And our next question comes from Brian Tunick of Royal Bank of Canada. Please go ahead.

<Q – Brian Tunick – RBC Capital Markets LLC>: Thanks. Good morning. I’ll add my congrats on the improvement. I guess, Todd, on the $100 million to $110 million of cost savings that you guys talked about from 2016 to 2018, can you maybe talk about what could be additional buckets, as we look forward? Does any of the tax savings get offset by the marketing cost? Just curious if you think there’s potential for upside and where that could come from, from that cost savings program? And

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then sort of following up on Paul’s question, just curious on what kind of occupancy relief you are seeing as you either move towards these short term leases or renegotiate with some of the landlords? So, curious on that side. Thanks very much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Brian. On the SG&A savings, really what you’ve seen over the last, I would call it, couple years is the renewed focus on overall how we’re approaching operating efficiencies and financial discipline. And you’ve seen that our overall SG&A savings have really exceeded that initial $100 million to $110 million estimate. And so, as we go forward, probably the big areas we continue to look at are store efficiencies and our overall cost of goods sold. We have a $30 million to $40 million target of AUC or cost of goods sold benefit as we go into 2018. We believe there continues to be opportunity there. Again, not impacting our quality, but just plain through leverage and longevity and better managing promotions, there will continue to be benefit on that line.

<A – Shelley Broader – Chico’s FAS, Inc.>: Yeah, and just a reminder, on the store fleet, too. I mean, we are committed to our physical presence. I mean, we believe that the winners in this new omni-channel world are people who are going to win at the intersection of digital and physical. And you continue to see signs of that as even pure play online people are looking for physical manifestations of their brand. And when it comes to the location of our fleet, we sort of won the lottery on that, in that a third of our stores are in enclosed malls; a third are in lifestyle centers, and a third are storefront. And in those enclosed malls we are in A and B malls just about exclusively. And so we continue to really work on our stores being that sale center, that return center, and that distribution center and utilizing that fleet in order to make it profitable and a robust customer hub for us.

And as Todd talked about transfer rates, I mean, we can keep tabs on our customer like no one else. We’ve got 25-year-old customer specific data. And when we close a store in a highly concentrated area of Chico’s, we still see a pretty awesome transfer rate. And as we continue to move those closures out more rurally, we’ll still beat the industry average there. And so, this isn’t a race for us on how many we can close, this is how many we can have profitable, exciting, physical manifestations of our brand.

<Q – Brian Tunick – RBC Capital Markets LLC>: Okay.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Brian.

Operator: And our next question today comes from Paul Trussell of Deutsche Bank. Please go ahead.

<Q – Paul Trussell – Deutsche Bank Securities, Inc.>: Good morning.

<A – Shelley Broader – Chico’s FAS, Inc.>: Good morning.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Good morning.

<Q – Paul Trussell – Deutsche Bank Securities, Inc.>: Wanted to just follow-up on your comments there. And just ask if you could give any color on the size or pace of growth of your digital business. Also, just wanted to see if you could elaborate a little bit regarding the cadence of the comp guidance for 2018 in outlining the second half to be better than the first half. Just especially curious for the Chico’s, where you have some easier compares coming up in the upcoming quarters along with a little bit of momentum exiting out of this past quarter. Any color would be helpful. Thank you.

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<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. I’ll start with the comp question. And a little bit on d-comm and then turn it over to Shelley. So, first on the overall comp sales trend. We really do expect that to build as we go across the year. Chico’s is still relatively early in its brand positioning. And as we talk about a marketing launch, those things take a little bit of time to really take hold and build. So, as you look at first quarter, we would expect those comp sales to look something like our Q4 numbers, again, building throughout the year. And then, as we get into second half, White House and Soma showing much more significant progress. We gave an outlook of low single digit negative across the full year, and that will certainly be an overall build as we start from the first quarter and build towards the second.

Then in terms of digital commerce, I’ll give one overall comment, which, every single quarter it is getting more and more blurry what is an element of digital commerce, and what is an element of stores. And it’s all those things where we’re leveraging technology in stores to be able to ship from our distribution center. We have upcoming this year the ability to buy from online and ship from stores. All those things make the quantification of d-comm, I think, somewhat subjective and probably different by company, but...

<A – Shelley Broader – Chico’s FAS, Inc.>: Yeah. And with shared inventory, I think it continues. We have full visibility in shared inventory between those channels, because we do really – I mean, we’re really working on the omnification of Chico’s FAS. And so we have so many customers that are viewing an item, selecting it, going in store, having that store then fulfill that item actually through our locate system from another store. Even though the origin of that was online, that actually becomes an in-store sale. And so, it’s becoming blurry. And we’re trying to find the right metrics to share with you. But at the macro level, our customer and our associates are treating those channels really as one.

We restructured our organization, for example, and our new head of stores is also the head of digital commerce. And so, we have individuals who are responsible for our flagship store, online, the look and feel and transaction and quality of that transaction, and most amazing personal service digitally that are the same people that are responsible for delivering most amazing personal service to our customers in-store. And so, we’re really omnifying our brand and are looking for the right metric to show that growth. Because it is getting much blurrier inside the four walls here.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And just for your modeling, I know this becomes kind of a sticky issue for you. As we do, for now, measure our penetration of those digital commerce sales, a few years ago, I think it was September of 2014, we mentioned that our digital commerce penetration at that point was 19%. Just the pure ordering online piece continues to grow. Right now as we finished last year our overall digital commerce penetration was about 22%. I feel like very competitive within the market.

<A – Shelley Broader – Chico’s FAS, Inc.>: And differed by brand.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Right. So, Soma obviously much higher. White House more in the average, and Chico’s just very slightly below that. So we are seeing good strong performance out of digital commerce, and we’ll expect that to blend more and more with our front-line stores as we go forward.

<Q – Paul Trussell – Deutsche Bank Securities, Inc.>: Thank you. Best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Okay. Thank you.

Operator: And our next question today comes from Janet Kloppenburg of JJK Research. Please go ahead.

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<Q – Janet Kloppenburg – JJK Research>: Hi, everybody, and congratulations on the improvement. Good to see. Shelley, I was wondering if you could talk a little bit about AUR trends. Is full price selling improving across Chico’s and White House Black Market, or is there still some resistance there? And I was also wondering, at White House, when you thought that balance between the wear to work, special occasion and casual would be where you thought was appropriate?

And lastly, Todd, you mentioned that the first quarter perhaps marketing expense might be higher than in – that it might be out-sized in terms of the increase. And does that mean that there will be different levels of SG&A by quarter? In other words, you guided to flat. But I think maybe it will be up in the first quarter, and lower year-over-year in other quarters. Perhaps you could talk about that. Thanks.

<A – Shelley Broader – Chico’s FAS, Inc.>: Got it. Thanks, Janet. As we talked about last year, and even back at our analyst day in New York City, we made a big gamble on changing our product lifecycle. We probably had more stage-up, curtain up, curtain down, full changes in our boutiques than anyone. And with all of that newness, we were introducing newness at a rate that even our best customers couldn’t absorb. And so through our own great data and some good analytics, we realized that we were competing against ourselves in many ways and having to mark down new product just to make way for more new product when it was still selling at a perfectly healthy rate of sale.

And so the test that we did last year and have now fully implemented into Chico’s and into White House is proving that, in fact, with the right marketing, the right understanding of customer frequency, the ability to change that landing page online, we are able to have our full price goods live longer at full price with the continued rate of sale, just as our modeling said it would. And sometimes things look great on paper and you put it into practice and something happens there in the eyes of the consumer. We’re very happy that through the change to our product life cycle, with a much sharper choice count, with a much more reasonable cadence to curtains up, curtains down in store, we do have full price items living longer at both brands. So that’s proved to be true.

The second is, when will you see White House move its – and I wouldn’t say change its positioning. I think in some ways it’s getting back to the heritage of the brand and what the brand is famous for. And it happens, sometimes you just get a good kismet on macro trends and your brand. And I think when it comes to White House Black Market, we are right in that zenith of the macro trend of a more formalized workwear, of people dressing more elegantly, of consumers telling us they’d rather be overdressed than underdressed. I think, two years ago, people would have said overdressed is passé. I think today people or consumers are saying they’d rather be overdressed than underdressed, formality of workwear, more elegant dressing. There’s actually an uptick in tuxedo sales. I think we haven’t seen that in many years either.

<Q – Janet Kloppenburg – JJK Research>: Right.

<A – Shelley Broader – Chico’s FAS, Inc.>: So, that tells us that elegance and formalization is back at the macro level. And our brand is famous for that. Both in dressy dresses and wear to work. And even if you were in today, Janet, you would see much more suiting. You would see a lot more tailored jackets, skirts, and pants.

<Q – Janet Kloppenburg – JJK Research>: Well, I’ve seen a big change. I just wondered if the balance was now where you wanted it to be.

<A – Shelley Broader – Chico’s FAS, Inc.>: No, we’re getting there. And I think you’ll see a balance in color, too. I think you’ll see more black and white with that [indiscernible] (53:08) color

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that, again, we’re famous for. And the brand was moving that way and will continue to move that way under David’s tutelage. And I will turn it over to Todd to talk to you about marketing.

And the only caveat I’ll put on top of that, before I turn it over to Todd, as you know, I have had a tight grip along with Todd on expenses. People at the table are laughing at that. A tight grip on expenses. And when you market something to your consumer, you better have something worth inviting them into your house for. And I put a tight grip on that until these brands were ready to open the doors and invite customers in, to show customers what they deserve and what our brand is famous for.

And with this Chico’s brand relaunch, we’re relaunching that brand and putting our money where our mouth is on marketing because that brand is ready to invite existing customers, lapsed customers, and new customers into that brand. And we are certainly investing in the appropriate time in both of those other brands. And at that same time, organizations are living and breathing entities. And when you spend more money in one area, you need to find it in the other. And so we continue to be just prudent stewards of shareholder money and we invest where it’s appropriate, where we think we can drive revenue and we ring it in with a steel grip where we don’t think it will.

<Q – Janet Kloppenburg – JJK Research>: Okay. Great.

<A – Todd Vogensen – Chico’s FAS, Inc.>: That’s great. And Shelley answered much of the marketing question. I think the only thing that I would tack onto that is the question that probably hasn’t been asked today, that’s on everybody’s list, which is U.S. tax reform. So, as we look at U.S. tax reform, one of the questions is, are you going to reinvest that? For us, we have generated over $100 million a year in free cash flow for about nine consecutive years. So we are not a stranger to free cash flow. As we look at additionally $15 million to $20 million coming from tax reform, that is not necessarily the windfall that gets us from breakeven to a massive amount of something that we would want to change our pricing or do something extraordinary for.

So, as we look at tax reform, we – it’s great to have the additional cash flow, but we’re going to continue to follow what has been our philosophy for capital returns for quite some time now, looking at reinvesting in our business, looking at a dividend program, and then looking at the investments that make the most sense for our business. And so those things – though we have more cash, are not dependent on U.S. tax reform and we really do not anticipate doing anything that would be detrimental to our shareholders’ overall operating income.

Operator: And our next question today comes from Dana Telsey of Telsey Advisory Group. Please go ahead.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Good morning, everyone. And nice to see the improvement. As you think about the new growth opportunities, wholesale with Cruise and Airport, ShopRunner, how are you thinking about pricing, managing inventory, and the accretion to the bottom line? And secondly, occupancy costs and lease renewals, what are you seeing as you renew leases, whether it’s length of lease or change in rate? Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thanks, Dana. I’ll start just at the macro level of those additional channels, and then I’ll turn it over to Todd. One of the reasons in our first and second phase, we were so darn focused on that product lifecycle cadence and getting all three brands on some sort of consistent drumbeat to the business is not only in order for us to drive leverage in the back of the house here on vendor rationalization, including fabric and factory. And really all shared services operations behind the scene, but it was also having some real good connection points where other channels could plug into our business that wouldn’t be disruptive to the overall business. Because I think I’m sure you’ve all seen in the past where businesses may have a small fleet of stores outside of the U.S., or a small outside business, and that becomes

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disruptive. And what could have been a great accretive opportunity, ends up just being such a hassle that it costs more money than it’s worth.

One of the reasons we were so systematic and planful in this roll-out of alternative channels and we look forward to sharing more of that with you in the future, is just building the kind of portal and system that alternative channels could be quickly executed, that we understood the contractual obligations around inventory and pricing. And that our ability to do it quickly and seamlessly in areas that would not only attract customers to us, enhance our brand, but also be accretive. And so we like these three that we’ve got and we look forward to sharing more with you. With that, I’ll turn it over to Todd.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. One of the other things you mentioned, Dana, was just overall how we’re managing inventory. And I think we’ve shown that we continue to manage inventory tightly in a way that does give us the ability to not only have flexibility, but to manage our overall level of promotions. And that will continue. The further we get into our supply chain sourcing initiatives, the more flexibility we have around our ability to chase. And that gives a lot of flexibility to our overall purchases, where we can make that initial buy more tight and then allow ourselves the ability to chase into true winners.

On the occupancy side, what I would say is Shelley hit the nail on the head. To the extent that we have a fleet of leases where – and real estate where we do have a third in strip centers, a third in lifestyle centers, and a third in malls, that gives us a lot of flexibility. When we talk about A plus, plus, plus malls which are a very, very select group of malls, there’s probably a little bit less flexibility there. But when we talk about the vast majority of our other malls, it’s a combination. So, we’re working with landlords on what the right balance is between negotiated lease reductions and then also length of terms. And we talk about 75% of our leases coming up for lease action over the next three years, that is something that we continue to very, very actively manage to give us just the most flexibility that we can have.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Got it. And then on wages, how are you thinking about wages and planning for wages, any different than how you’ve thought in the past?

<A – Shelley Broader – Chico’s FAS, Inc.>: Well, one of the things that we are pretty fortunate with, and one of the reasons why anything d-comm related is accretive to us, is if you’ll remember, our sales force is a commission-based sales force. And so, our associates are incented on the most amazing personal service and on transactions, as well as being incented on anything digitally that they had their hand print in. And so, with that as our basis, we don’t have to make the same kind of wage adjustments because of the current compensation level of our associates.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you. And Rocco, we probably have time for one last question.

Operator: Yes, sir. Today’s last question comes from Roxanne Meyer of MKM Partners. Please go ahead.

<Q – Roxanne Meyer – MKM Partners LLC>: Great. Thanks. And let me add my congratulations on your improvement. Two questions. One, I’m just wondering if you are able to share some of the IT projects that you’re working on this year, and whether they’re more foundational, or things related to digital, or what the theme of those investments are? And then, just a follow-up on gross margin. As it relates to your guidance for the 125 to 150 basis points of expansion, just wondering if you could share how much you’re expecting to come from AUC versus lower markdowns and occupancy leverage. And then, particularly for the cadence of the AUC component throughout the

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year, when we hit 4Q and anniversary some of these gains or big gains that you saw in fourth quarter, should we expect the AUC benefit to flatten, or are there continued opportunities for 4Q, and then even into 2019? Thanks a lot.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you, Roxanne. You made the most of the last question. I’ll start with the sort of a macro level IT thought, and then I’ll turn that over to Todd. I’ve always thought of IT in sort of three parts. There’s the keep me out of jail, keep me in business, and keep me ahead. And all three of those buckets of IT spending with security and compliance and privacy and safety, as well as making sure your IT is functional, and your POS is robust, and your warehouse management system works correctly. And then there’s the keep me ahead part. I think, for the last several years, we’ve put a lot of emphasis on those first two parts, and securing our system, our privacy, our data. Putting in a new POS system a few years ago. Adding some great new functionality to our website by launching Chico’s and White House onto a new platform.

And so, the focus of our IT spend, of course, there’s money in all three of those entities, as there should be and would be in any business. But we are really focused on that customer journey. And at every interaction that our customer is introduced or interacts or touches our brand, how can we digitally enhance that experience? How can we understand that experience better? How can we lead that to a transaction? How can we inform our associates? How can we outfit that consumer at home? How can we share information with them that improves their life? And so, we’re certainly focusing on that customer journey experience with our capital dollars.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Great. And when we look at gross margin, it really is the merchandise margin that is driving it. We look at going through and looking at average unit costs. And average unit cost, again, $30 million to $40 million is a big number. And we have plans in place, as you know, the buys for merchandise tend to extend out for many months. So, we do have the visibility to when that will start to flow through. And it should be reasonably ratable through the year. As we get to Q4, we don’t necessarily have those buys in place, but are actively working on the types of things that should continue those benefits.

In terms of average unit retail and promotions, that’s the other half of the coin. And absolutely, as we continue to manage our inventories tightly, as we continue to learn around our promotions, and learn where our customer actually responds to promotions and where she does not, we have a lot of opportunity that will be ongoing, and we have a lot of focus around that. So, at the end of the day, it’s really about providing what our customer wants, and making sure that we’re doing it in the most effective way.

<A – Shelley Broader – Chico’s FAS, Inc.>: Yeah. And, again, Roxanne, we haven’t – we are fortunate enough to just have a world class CIO here in Ann Joyce, who not only leads our technology business, but has just been instrumental in that whole customer journey work. So, again under that guise of omnifying the business, having the business really attached to technology and IT as a business enabler has been a real benefit, and I think, one that will continue to pay benefits for us in the future.

<Q – Roxanne Meyer – MKM Partners LLC>: Great. Thanks for all of the detail and best of luck.

<A – Shelley Broader – Chico’s FAS, Inc.>: Great.

Operator: Ladies and gentlemen, this concludes the question-and-answer session. I’d like to turn the conference back over to Ms. Lorigan for any closing remarks.

Julie F. Lorigan, Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.

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Thank you, everybody, for your questions. And we’ll turn it back to Shelley for some final comments.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

So, thanks, everyone. And, in conclusion, our stronger than expected fourth quarter top-line results exceeded our expectations and clearly demonstrate progress in executing our strategic initiatives to drive improved performance and value creation. New brand leadership, merchandising, omni readiness, and customer engagement strategies are enabling us to strengthen our brand’s positioning, better connect with our customers, and drive sales.

In combination with our continuous focus on financial excellence, operational initiatives have resulted in meaningful comp savings, substantial cash flows, and margin enhancement. We’ve built a solid platform for the next stage of profitable growth and we’re excited about our momentum heading into 2018 and are confident in the company’s continued success. So, have a great day and thank you.

Operator: And thank you. Today’s conference has now concluded and we thank you all for attending today’s presentation. You may now disconnect your lines and have a wonderful day.

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